ENID, Okla., May 9 /PRNewswire-FirstCall/ -- The Hiland companies, Hiland Partners, LP (Nasdaq: HLND) and Hiland Holdings GP, LP (Nasdaq: HPGP) today reported results for the first quarter of 2007.

      Hiland Partners, LP Financial Results

      Hiland Partners, LP reported quarterly net income for the three months ended March 31, 2007 of $2.2 million compared to net income of $3.6 million for the three months ended March 31, 2006, a decrease of 39%. This decrease is primarily due to lower realized natural gas and NGL sales prices and additional depreciation expense and interest expense incurred as a result of the acquisition of the Kinta Area gathering assets effective May 1, 2006 offset by increased sales volume from the Kinta Area acquisition and the Bakken and Eagle Chief gathering systems. Net income per limited partner unit-basic for the first quarter of 2007 was $0.15 per unit compared to net income of $0.37 per unit in the corresponding quarter in 2006. Weighted average limited partner units outstanding for the three months ended March 31, 2007 was 9.3 million units compared to 8.5 million units for the three months ended March 31, 2006. EBITDA (EBITDA is defined as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense) for the three months ended March 31, 2007 was $11.1 million compared to $8.3 million for the three months ended March 31, 2006, an increase of 33%. Total segment margin for the three months ended March 31, 2007 was $17.4 million compared to $11.9 million for the three months ended March 31, 2006, an increase of 47%. The increases in EBITDA and total segment margin are primarily attributable to the inclusion of the results of operations from the acquisition of the Kinta Area gathering assets effective May 1, 2006.

      "It is unfortunate that we have experienced a harsh winter in the Rockies that has delayed the completion of our organic projects in this area, but the winter weather has had a very positive impact on commodity prices for future months." said Harold Hamm, Interim Chief Executive Officer, President and Chairman. "We are in the final stages of completing our organic projects in the Rockies and we are excited about the future long-term growth for the Partnership from the new Badlands Plant in North Dakota and the development of our Woodford Shale project in southeast Oklahoma."

      On April 25, 2007, Hiland Partners, LP announced its cash distribution for the first quarter of 2007. The declared quarterly distributions on Hiland Partners, LP's common and subordinated units were $0.7125 per unit (an annualized rate of $2.85 per unit). This distribution will be paid on May 15, 2007 to unitholders of record on May 4, 2007.

      Hiland Partners, LP 2007 Guidance

      Along with the status of the organic projects that have been previously announced, Management will discuss the Partnership's expectations for 2007 on the first quarter conference call referenced below. Hiland Partners today announces its guidance for fiscal year 2007 to generate EBITDA for the year in the range of $52 million to $57 million, an approximately 22 to 33 percent increase over 2006. Total maintenance capital expenditures are expected for 2007 in the range of $3.7 million to $4.3 million. Hiland Partners expects to generate EBITDA for the fourth quarter of 2007 in the range of $16 million to $18 million, an approximately 44 to 62 percent increase over the first quarter 2007 EBITDA of $11.1 million. The growth outlook for 2008 is very favorable with the new Badlands Plant to be operational for a full year and with the further development of our Woodford Shale project.

      Hiland Holdings GP, LP Financial Results

      Hiland Holdings GP, LP reported quarterly net income for the three months ended March 31, 2007 of $0.7 million ($0.03 per limited partner unit-basic) compared to net income of $0.4 million for the three months ended March 31, 2006 (includes its predecessor, Hiland Partners GP, LLC). Hiland Holdings GP, LP commenced operations September 25, 2006 upon successful completion of its initial public offering and the concurrent contribution of certain interests from its predecessor entity and its contributing parties. Net income before minority interest was $1.3 million in the first quarter of 2007 compared to $3.5 million in the first quarter of 2006.

      Hiland Holdings GP, LP's share of distributions from Hiland Partners, LP, including distributions on its 5,381,471 limited partner units, its two percent general partner interest, and the incentive distributions rights, will be approximately $4.7 million for the first quarter of 2007. On April 25, 2007, Hiland Holdings GP, LP, announced its cash distribution for the first quarter of 2007. The declared quarterly distributions on the Partnership's units were $0.2075 per unit (an annualized rate of $0.83 per unit). The distribution will be paid on May 18, 2007 to unitholders of record on May 4, 2007.

      Conference Call Information

      Hiland has scheduled a conference call for 10:00am Central Time, Thursday, May 10, 2007, to discuss the 2007 first quarter results and guidance for fiscal years 2007. To participate in the call, dial 1.888.396.2298 and participant, passcode 92002423, or access it live over the Internet at www.hilandpartners.com on the "investor relations" section of the Partnership's website.

      Use of Non-GAAP Financial Measures

      This press release and the accompanying schedules include the non-generally accepted accounting principles ("non-GAAP") financial measures of EBITDA and total segment margin. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income or any other GAAP measure of liquidity or financial performance.

      About the Hiland Companies

      Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services for use in oil and gas secondary recovery operations. The Partnership's operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP's midstream assets consist of 13 natural gas gathering systems with approximately 1,863 miles of gathering pipelines, five natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. The Partnership's compression assets consist of two air compression facilities and a water injection plant.

      Hiland Holdings GP, LP owns the two percent general partner interest, 1,301,471 common units and 4,080,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP. This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

                              - tables to follow -

      Other Financial and Operating Data

      Hiland Partners, LP - Results of Operations

      Set forth in the table below is financial and operating data for Hiland Partners, LP.

                                                         Three Months Ended
                                                              March 31,
                                                     --------------------------
                                                        2007            2006
                                                     ---------        ---------
                                                      (unaudited, in thousands)
Total Segment Margin Data:
Midstream revenues                                   $  59,849        $  52,204
Midstream purchases                                     43,615           41,535
                                                     ---------        ---------
Midstream segment margin                                16,234           10,669
Compression revenues [A]                                 1,205            1,205
                                                     ---------        ---------
Total segment margin [B]                             $  17,439        $  11,874
                                                     =========        =========

Summary of Operations Data:
Midstream revenues                                   $  59,849        $  52,204
Compression revenues                                     1,205            1,205
                                                     ---------        ---------
Total revenues                                          61,054           53,409

Midstream purchases (exclusive of
 items shown separately below)                          43,615           41,535
Operations and maintenance                               4,970            2,574
Depreciation, amortization
 and accretion                                           6,741            4,137
General and administrative                               1,515            1,030
                                                     ---------        ---------
Total operating costs and expenses                      56,841           49,276
                                                     ---------        ---------
Operating income                                         4,213            4,133
Other income (expense)                                  (2,051)            (583)
                                                     ---------        ---------
Net income                                               2,162            3,550

Add:
Depreciation, amortization
 and accretion                                           6,741            4,137
Amortization of deferred
 loan costs                                                 88              123
Interest expense                                         2,086              535
                                                     ---------        ---------

EBITDA [C]                                           $  11,077        $   8,345
                                                     =========        =========

Non cash realized (gain)
 loss on derivatives                                 $     (69)       $     (82)
Non cash unit based
 compensation expense                                $     178        $     107

Maintenance capital expenditures                     $     619        $     692
Expansion capital expenditures                          15,919           10,486
                                                     ---------        ---------
Total capital expenditures                           $  16,538        $  11,178
                                                     =========        =========

Operating Data:
Natural gas sales (MMBTU/d)                             74,521           59,627
NGL sales (Bbls/d)                                       3,986            3,245
Natural gas gathered (MMBtu/day) [D]                   120,770               --

                                          March 31,   December 31,
                                            2007          2006
                                       ------------   ------------
Balance Sheet Data (at period end):
Property and equipment, at cost, net   $    263,982   $    252,801
Total assets                           $     45,196   $     46,561
Long-term debt, net of current
 maturities                            $    159,064   $    147,064
Net equity                             $    161,609   $    167,746

[A] Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

[B]   Reconciliation of total segment margin to operating income:



                                              Three Months Ended March 31,
                                              ---------------------------
                                                 2007             2006
                                              ------------   ------------
                                                (unaudited in thousands)
Reconciliation of Total Segment
 Margin to Operating Income
Operating income                              $      4,213   $      4,133
Add:
Operations and maintenance expenses                  4,970          2,574
Depreciation, amortization and
 accretion                                           6,741          4,137
General and administrative expenses                  1,515          1,030
                                              ------------   ------------
Total segment margin                          $     17,439   $     11,874
                                              ============   ============

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment.

[C] We define EBITDA, a non-GAAP financial measure, as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis;
      (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility. EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measures of financial performance presented in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do.

[D] Natural gas gathered for fee (MMBtu/d) represents natural gas volumes gathered associated with the Kinta Area gas gathering assets we acquired on May 1, 2006 in which we do not take title to the gas.


      Hiland Holdings GP, LP - Results of Operations

      Set forth in the table below is financial and operating data for Hiland Holdings GP, LP for the three months ended March 31, 2007 and for Hiland Partners GP, LLC, our predecessor, for the three months ended March 31, 2006.

                                          Three Months Ended March 31,
                                          ----------------------------
                                              2007             2006
                                          ------------    ------------
                                            (unaudited, in thousands)

Total Segment Margin Data:
Midstream revenues                        $     59,849    $     52,204
Midstream purchases                             43,615          41,535
                                          ------------    ------------
Midstream segment margin                        16,234          10,669
Compression revenues [A]                         1,205           1,205
                                          ------------    ------------
Total segment margin [B]                  $     17,439    $     11,874
                                          ============    ============

Summary of Operations Data:
Midstream revenues                        $     59,849    $     52,204
Compression revenues                             1,205           1,205
                                          ------------    ------------
Total revenues                                  61,054          53,409

Midstream purchases (exclusive of items
 Shown separately below)                        43,615          41,535
Operations and maintenance                       4,970           2,574
Depreciation, amortization and
 accretion                                       7,028           4,137
General and administrative                       2,045           1,038
                                          ------------    ------------
Total operating costs and expenses              57,658          49,284
                                          ------------    ------------
Operating income                                 3,396           4,125
Other income (expense)                          (2,074)           (583)
                                          ------------    ------------
Income before minority interest in
 Hiland Partners, LP                             1,322           3,542
Minority interest in income of
 Hiland Partners, LP                              (574)         (3,164)
                                          ------------    ------------
Net income                                $        748    $        378
                                          ============    ============



                                         March 31,    December 31,
                                           2007          2006
                                       ------------   ------------
Balance Sheet Data (at period end):
Property and equipment, at cost, net   $    268,071   $    257,003
Total assets                           $    361,676   $    355,198
Long-term debt, net of current
 maturities                            $    159,418   $    147,318
Minority interests                     $    135,455   $    137,302
Net equity                             $     36,543   $     41,157

[A] Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

[B]   Reconciliation of total segment margin to operating income:



                                      Three Months Ended March 31,
                                      ---------------------------
                                          2007           2006
                                      ------------   ------------
                                       (unaudited in thousands)
Reconciliation of Total Segment
 Margin to Operating Income
Operating income                      $      3,396   $      4,125
Add:
Operations and maintenance expenses          4,970          2,574
Depreciation, amortization and
 accretion                                   7,028          4,137
General and administrative expenses          2,045          1,038
                                      ------------   ------------
Total segment margin                  $     17,439   $     11,874
                                      ============   ============

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment.


SOURCE  Hiland Partners, LP; Hiland Holdings GP, LP
    -0-                             05/09/2007
    /CONTACT: Ken Maples, Vice President and CFO of Hiland Partners, LP, +1-580-242-6040/
    /Web site:  http://www.hilandpartners.com /
    (HLND HPGP)